Exhibit 99.1

Applied DNA Announces $3.44 Million Registered Direct Offering
Priced At-the-Market Under Nasdaq Rules

STONY BROOK, N.Y., - January 31, 2024 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (Applied DNA), a leader in PCR-based DNA technologies, today announced that it has entered into securities purchase agreements (SPAs) with certain existing institutional investors (collectively the “Holders”) for the issuance and sale of an aggregate of 5,644,061 of its shares of common stock (or prefunded warrants in lieu thereof) at a purchase price of $0.609 per share in a registered direct offering priced at-the-market under Nasdaq rules.

In a concurrent private placement, the Company has also agreed to issue and sell unregistered warrants to purchase up to an aggregate of 11,288,122 shares of its common stock. The warrants have an exercise price of $0.609 per share, will become exercisable on the first trading day after receipt of stockholder approval, and will expire on the five-year anniversary of the date of stockholder approval. The warrants cannot be exercised until their terms have been approved by the Company’s stockholders at a stockholders meeting. Under the terms of the SPAs, the Company will also reduce the exercise price of 3,055,139 common stock warrants previously issued to and currently held by the Holders to $0.609 per warrant share and will extend warrant expiration dates into 2028. In addition, 58,074 outstanding common stock warrants held by other investors who are not participating in this offering will have their exercise price reduced to $0.609 per warrant share and will have their warrant expiration dates extended into 2028. The reduction of the exercise price and extension of expiration of such outstanding common stock warrants is subject to approval by the Company’s stockholders at a stockholder meeting.

The closing of the offering is expected to occur on or about February 2, 2024, subject to the satisfaction of customary closing conditions. Applied DNA intends to use the net proceeds from the offering for the further development of its therapeutic DNA production services, including the establishment of a fit-for-purpose manufacturing capacity for DNA critical starting materials for the manufacture of mRNA therapies, as well as general corporate purposes.

Maxim Group LLC is acting as the exclusive placement agent for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-272267) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and deemed effective on June 6, 2023. The offering is made only by means of a prospectus supplement and accompanying prospectus, which will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from Maxim Group LLC,300 Park Avenue, 16th Floor, New York, NY 10022.

About Applied DNA Sciences

Applied DNA Sciences is a biotechnology company developing technologies to produce and detect deoxyribonucleic acid (“DNA”). Using the polymerase chain reaction (“PCR”) to enable both the production and detection of DNA, we operate in three primary business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics and, through our recent acquisition of Spindle Biotech, Inc. (“Spindle”), the development and sale of a proprietary RNA polymerase (“RNAP”) for use in the production of mRNA therapeutics; (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services; and (iii) the manufacture and detection of DNA for industrial supply chain security services.

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Forward-Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, its need for future financing, unknown future demand for its biotherapeutics products and services, the inherent risk and unknown outcome of research and development projects, the unknown amount of revenues and profits that will result from the Linea DNA™ and/or Linea™ IVT platforms, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology and/or the Linea IVT or Linea DNA platforms approved for human therapeutic use, the risk that the offering described herein may not close, and various other factors detailed from time to time in Applied DNA's SEC reports and filings, including its Annual Report on Form 10-K filed on December 7, 2023, as amended, and other reports it files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Contacts:

Applied DNA Sciences

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

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